Exhibit 8.2

[FORM OF TAX OPINION]

June     , 2013

Boards of Directors

AJS Bancorp, MHC

AJS Bancorp, Inc. (Federal)

AJS Bancorp, Inc. (Maryland)

A.J. Smith Federal Savings Bank

RE:    Illinois Income Tax Consequences of Conversion of AJS Bancorp, MHC from a Federally Chartered Mutual Holding Company to a Maryland Stock Corporation

To The Members of the Board of Directors:

Scope of Opinion

You have requested our opinion  with regard to the Illinois corporate income tax, personal property replacement tax, and certain Illinois personal income tax consequences resulting directly from the conversion of AJS Bancorp, MHC, a federal mutual holding company (the “Mutual Holding Company”) into the capital stock form of organization (the “Conversion”) pursuant to the Amended and Restated Plan of Conversion of AJS Bancorp, MHC dated October 18, 2011, as amended and restated on May 30, 2013 (the “Plan”).  All capitalized terms used in this letter shall have the meanings assigned to them in the Plan, unless otherwise defined herein.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, including all exhibits attached thereto, and upon the “Description of Proposed Transactions” included within the federal income tax opinion regarding the Plan, as prepared by Luse Gorman Pomerenk & Schick P.C. that is to be included in the regulatory filings pertaining to the Plan (the “Federal Tax Opinion”). We have reasonably assumed these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion. If any of the facts, assumptions or federal income tax conclusions in the Federal Tax Opinion are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, or federal, local or foreign income tax consequences.  We have also not considered Illinois taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of the above-specified Illinois taxes.  We also express no opinion on non-tax issues such as corporate law or securities law matters.  We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In connection with our opinion, we have examined originals or copies, certified or otherwise, and identified to our satisfaction the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below.  In our examination, we have assumed the conformity to the originals of all documents submitted to us as copies.  We have also relied upon the assumptions that (i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic,

(ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been or will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, and (iv) the factual matters, statements, and recitations contained in the documents are accurate, true and complete.  You have represented to us that we have been provided all of the facts necessary to render our opinion.

Statement of Facts

A brief, but not necessarily all-inclusive, summary of the Conversion is as follows:

AJS Bancorp, Inc., a Maryland corporation (the “Holding Company”), will be organized as a first-tier subsidiary of AJS Bancorp, Inc., a federal mid-tier holding company (the “Mid-Tier Holding Company”).  The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”).  Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”) with the Holding Company as the resulting entity.  Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.  The Holding Company will contribute at least 50% of the net proceeds of the Offering to A.J. Smith Federal Savings Bank (the “Bank”) and the Bank Liquidation Account.

Effect of Misstatement of, or Changes in, Facts, Assumptions or Representations

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.

Opinion

You have provided us with a copy of the federal income tax opinion regarding the Plan in which Luse Gorman Pomerenk & Schick P.C. has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Illinois corporate income tax, personal property replacement tax, and certain Illinois personal income tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Illinois corporate income tax, personal property replacement tax, and certain Illinois personal income tax:

1.              The federal tax treatment of the Plan will be respected in the computation of the net income of the Mutual Holding Company, Mid-Tier Holding Company, Holding Company and Bank for purposes of the corporate income tax and personal property replacement tax imposed by 35 ILCS 5/201.

2.              The federal tax treatment of the receipt of subscription rights and/or liquidation interests by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors under the Plan, including the federal tax treatment if these rights and interests are found to have a fair market value of greater than zero, will be respected in the computation of the corporate income tax, personal property replacement tax and individual income tax imposed by 35 ILCS 5/201 of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who are otherwise required to file an Illinois corporate or personal income tax return

Limitations on Opinion

Our opinion is as of June     , 2013 and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.  Our opinion is based solely upon our interpretation of the current Illinois state tax law as of the date of this letter, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect.  Further, no opinion is expressed under the provisions of any of the other sections of the Illinois Compiled Statutes or the Illinois Administrative Code, which may also be applicable thereto, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the Plan which are not specifically covered by the opinion set forth above all of which are subject to change.  If there is a change, including a change having retroactive effect, in the Illinois state tax law or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes.  We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Our opinion is not binding on the Illinois Department of Revenue (“IDOR”), and there can be no assurance that IDOR will not take a position contrary to the conclusions reached in the opinion.  In the event of such disagreement, there can be no assurance that IDOR would not prevail in a judicial proceeding.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues.  It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material Illinois corporate income tax, personal property replacement tax, and certain Illinois personal income tax effects to the Bank, Mutual Holding Company, Mid-Tier Holding Company, and Holding Company of the transaction as described herein; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Illinois corporate income tax, personal property replacement tax, and certain Illinois personal income tax consequences and our Illinois tax opinion may differ from what is contained herein.  If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Illinois corporate income tax, personal property replacement tax, and certain Illinois personal income tax consequences, if any.  We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter.

Consent

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the OTS and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

Crowe Horwath LLP